Exhibit 99.1

Kohl's Corporation Reports Financial Results

•	Comparable sales decrease 3.4%
•	Diluted earnings per share of $0.38
•	Adjusted diluted earnings per share(1) of $0.61

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)—May 21, 2019-- Kohl’s Corporation (NYSE:KSS) today reported results for the quarter ended May 4, 2019.

	Three Months
($ in millions, except per share data)	2019	2018	Change
Total revenue	$4,087	$4,208	(2.9)%
Comparable sales	(3.4)%	3.6%
Gross margin	36.8%	36.9%	(6) bps
Selling, general, and administrative expenses	$1,275	$1,259	1.2%
Reported
Net income	$62	$75	(17)%
Diluted earnings per share	$0.38	$0.45	(16)%
Non-GAAP(1)
Net income	$98	$107	(8)%
Diluted earnings per share	$0.61	$0.64	(5)%

(1) Excludes Impairments, store closing and other costs in 2019 and Loss on extinguishment of debt in 2018.

Michelle Gass, Kohl's chief executive officer, said, "The year has started off slower than we’d like, with our first quarter sales coming in below our expectation.  We are actively addressing the opportunities that impacted our first quarter sales and we have strong initiatives that will enhance our sales performance in the second half.  We are incredibly excited about our nationwide rollout of the Amazon returns program as well as several important brand launches and program expansions.  Operationally, the team reacted appropriately throughout the quarter by managing expenses in line with our expectations.  While we are planning the year more conservatively, we continue to invest in our business and operate with a view on our long-term success."

Dividend

On May 15, 2019, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.67 per share. The dividend is payable June 26, 2019 to shareholders of record at the close of business on June 12, 2019.

Guidance Update

The Company now expects adjusted annual earnings per diluted share to be $5.15 to $5.45, compared to its prior guidance of $5.80 to $6.15.

First Quarter 2019 Earnings Conference Call

Kohl's will host its quarterly earnings conference call at 9:00 am ET on May 21, 2019. The phone number for the conference call is (800) 230-1085. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID is 465049. The conference call and replays are also accessible via the Company's web site at http://corporate.kohls.com/investors/events-and-presentations.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including 2019 earnings guidance. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $700 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
(Dollars in Millions, Except per Share Data)	May 4, 2019	May 5, 2018
Net sales	$3,821	$3,953
Other revenue	266	255
Total revenue	4,087	4,208
Cost of merchandise sold	2,415	2,496
Gross margin rate	36.8%	36.9%
Operating expenses:
Selling, general, and administrative	1,275	1,259
As a percent of total revenue	31.2%	29.9%
Depreciation and amortization	230	243
Impairments, store closing and other costs	49	-
Operating income	118	210
Interest expense, net	52	71
Loss on extinguishment of debt	—	42
Income before income taxes	66	97
Provision for income taxes	4	22
Net income	$62	$75
Average number of shares:
Basic	161	165
Diluted	162	167
Earnings per share:
Basic	$0.38	$0.46
Diluted	$0.38	$0.45

ADJUSTED NET INCOME AND DILUTED EARNINGS PER SHARE, NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended
(Dollars in Millions, Except per Share Data)	May 4, 2019	May 5, 2018
Net income
GAAP	$62	$75
Impairments, store closing and other costs	36	-
Loss on extinguishment of debt	-	32
Adjusted (non-GAAP)	$98	$107

Diluted earnings per share
GAAP	$0.38	$0.45
Impairments, store closing and other costs	0.23	-
Loss on extinguishment of debt	-	0.19
Adjusted (non-GAAP)	$0.61	$0.64

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Three Months Ended
(Dollars in Millions)	May 4, 2019	May 5, 2018
Assets
Current assets:
Cash and cash equivalents	$543	$822
Merchandise inventories	3,680	3,726
Other	412	435
Total current assets	4,635	4,983
Property and equipment, net	7,211	7,694
Operating leases	2,453	-
Other assets	167	239
Total assets	$14,466	$12,916
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,295	$1,454
Accrued liabilities	1,184	1,135
Income taxes payable	40	118
Current portion of:
Finance leases and financing obligations	115	123
Operating leases	158	-
Total current liabilities	2,792	2,830
Long-term debt	1,855	2,301
Finance leases and financing obligations	1,225	1,563
Operating leases	2,680	-
Deferred income taxes	233	198
Other long-term liabilities	239	668
Shareholders' equity	5,442	5,356
Total liabilities and shareholders' equity	$14,466	$12,916

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
(Dollars in Millions)	May 4, 2019	May 5, 2018
Operating activities
Net income	$62	$75
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230	243
Share-based compensation	15	30
Deferred income taxes	18	(12)
Impairments, store closing and other costs	49	—
Loss on extinguishment of debt	—	42
Non-cash operating lease expense	37	—
Other non-cash expenses	2	2
Changes in operating assets and liabilities:
Merchandise inventories	(202)	(181)
Other current and long-term assets	6	68
Accounts payable	108	183
Accrued and other long-term liabilities	(141)	(107)
Income taxes	1	44
Operating lease liabilities	(49)	—
Net cash provided by operating activities	136	387

Investing activities
Acquisition of property and equipment	(238)	(133)
Net cash used in investing activities	(238)	(133)

Financing activities
Treasury stock purchases	(121)	(70)
Shares withheld for taxes on vested restricted shares	(25)	(17)
Dividends paid	(108)	(101)
Reduction of long-term borrowings	(6)	(500)
Premium paid on redemption of debt	—	(35)
Finance lease and financing obligation payments	(31)	(33)
Proceeds from stock option exercises	2	16
Net cash used in financing activities	(289)	(740)
Net decrease in cash and cash equivalents	(391)	(486)
Cash at beginning of period	934	1,308
Cash at end of period	$543	$822